ARTICLES OF INCORPORATION
OF
AMSTAR INVESTMENT & LAND DEVELOPMENT CORP.

We, the undersigned natural persons of the age of 21 years or more acting as incorporators of a corporation under the Nevada Business Corporation Act, adopt the following Articles of Incorporation for such a corporation.

ARTICLE I

The name of the corporation hereby formed shall be AMSTAR
INVESTMENT & LAND DEVELOPMENT CORP.

ARTICLE II
	The period of its duration shall be perpetual.

ARTICLE III

The purposes for which the corporation is organized are to engage primarily in any type of raw or improved land development, and/or investment in real property or real estate related endeavors. To engage in any business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Nevada and by any other state or foreign country. The Corporation may conduct its business anywhere within the States of the United States or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.

ARTICLE

The aggregate number of shares which the corporation shall have the authority to issue is 5,000,000 shares of common stock at par value of $0.001 per share, or a total capitalization of $5,000.00.

There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the stockholders.

Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

ARTICLE V

The corporation shall not commence business until at least
$1,000.00 has been received by it as consideration for the issuance of shares.

ARTICLE VI

The principal place of business and the principal office of the corporation shall be 1050 Whitney Ranch, Suite 1322, Henderson, Nevada 89014. Branch offices or other places of business may be established elsewhere in the State of Nevada or without the State of Nevada and in the United States or without the United States as the Board of Directors may determine.

ARTICLE VII

Provisions for the regulations of the internal affairs of the corporation will be contained in By-laws appropriately by the Board of Directors.

ARTICLE VIII

The address of the initial registered office of the corporation
1050 Whitney Ranch, Suite 1322, Henderson, Nevada 89014, and the name of its initial registered agent is Donald C. Bradley

ARTICLE IX

The initial shareholders and directors shall be:

		Donald C. Bradley		Joseph J. Girola

1050 Whitney Ranch, Suite 1322     3790 S. Paradise Rd #170
Henderson, Nevada 89014            Las Vegas, Nevada 89109

Roger G. Coleman
3871 Valley View, # 12
Las Vegas, Nevada 89103

ARTICLE X

The name and address of the sole incorporators are:
Donald C. Bradley	                Joseph J. Girola

1050 Whitney Ranch, Suite 1322    3790 S. Paradise Rd,
Henderson, Nevada 89014           #170
                                  Las Vegas, Nevada 89109

	Roger G. Coleman
	3871 Valley View #12
	Las Vegas, Nevada 89103



DONALD C. BRADLEY	JOSEPH J. GIROLA



ROGER G. COLEMAN
INCORPORATORS

			STATE OF NEVADA )
	 	COUNTY OF Clark )

On June, 1990, personally appeared before me, Donald C. Bradley, Joseph J. Girola, and Roger G. Coleman, who being duly sworn by me first, declared that he had read the foregoing Articles of Incorporation, that he had signed the foregoing document as an incorporator and that the statements contained therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this day of June , 1990.